                                                                    EXHIBIT 11.1


                      AMERICAN COIN MERCHANDISING, INC.
                      COMPUTATION OF PER SHARE EARNINGS



                                                            YEAR
                                                            ENDED
                                                         DECEMBER 31,
                                                            1996
                                                            ----
          EARNINGS PER SHARE:

          NET EARNINGS  . . . . . . . . . . . . . .    $   2,586,000
                                                       -------------
          COMMON SHARES OUTSTANDING
            AT BEGINNING OF PERIOD  . . . . . . . .        5,081,608

          EFFECT OF SHARES ISSUED  DURING
            THE PERIOD  . . . . . . . . . . . . . .           10,474

          EFFECT OF SHARES ISSUABLE UNDER
            STOCK OPTIONS USING THE
            TREASURY STOCK METHOD . . . . . . . . .          325,368
                                                       -------------
          SHARES USED IN COMPUTING
            EARNINGS PER SHARE  . . . . . . . . . .        5,417,450
                                                       =============
          EARNINGS PER COMMON SHARE . . . . . . . .    $        0.48
                                                       =============

(a)   Primary and fully diluted earnings per share are the same.

(b) Net earnings per share for the years ended December 31, 1995 and 1994 has been omitted because through August 31, 1995 the Combined Companies were not a single entity with its own capital structure.